UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 22, 2002

Date of Report (Date of earliest event reported)

Commission File Number 000-31529

ADVANCED SWITCHING COMMUNICATIONS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	54-1865834
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

8330 Boone Boulevard Vienna, Virginia 22182 (Address of principal executive offices) (Zip Code) Registrant's telephone number, including area code: (703) 288-8535

Item 5.   Other Events.

On November 22, 2002, Advanced Switching Communications, Inc. announced an update on the status of the consolidated securities class action complaint naming the Company and certain of its officers and directors as defendants. The Company previously announced that the United States District Court for the Eastern District of Virginia has dismissed, without prejudice, the consolidated securities class action complaint naming the Company and certain of its officers and directors as defendants. The time period for filing an amended complaint in response to the court's decision has expired, and the plaintiffs have agreed in writing not to appeal the order granting the motion to dismiss.

The Company also announced that its Board of Directors has approved an initial cash distribution of $1.32 per share to holders of the Company's common stock. The distribution will be paid on December 16, 2002 to holders of record as of December 2, 2002. As of October 31, 2002, the Company had approximately $64.2 million in cash and cash equivalents. The Company expects to distribute approximately $57.0 million to shareholders, to use approximately $3.6 million to satisfy liabilities and ongoing costs of liquidation and to retain the balance as a reserve for contingent or unknown claims.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ADVANCED SWITCHING COMMUNICATIONS, INC.
Dated: November 22, 2002	By: /s/ Kevin McClenahan
Kevin McClenahan
Secretary